Exhibit 10.3

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Amendment”) is dated as of June 6, 2018 (the “Effective Date”) and is hereby entered into by and between AG-JCM Wells Avenue Property Owner, LLC (“Landlord”), a Delaware limited liability company, with an address of c/o Jumbo Capital Management, LLC, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169, and Karyopharm Therapeutics Inc. (“Tenant”), a Delaware corporation, with an address of 85 Wells Avenue, 2nd Floor, Newton, Massachusetts 02459.

RECITALS

WHEREAS, Landlord, as successor-in-interest to NS Wells Acquisition LLC, and Tenant are parties to that certain Office Lease Agreement dated March 27, 2014 (the “Office Lease Agreement”), as amended by that First Amendment to Lease dated December 31, 2014 (the “First Amendment”), as amended by that Second Amendment to Lease dated October 22, 2015 (the “Second Amendment”), and as amended by that Third Amendment to Lease dated February 28, 2018 (the “Third Amendment”, and together with the Office Lease Agreement, the First Amendment, and the Second Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 62,143 rentable square feet of office space being comprised of (i) 29,933 rentable square feet on the second (2nd) floor (the “Second Amendment Premises”), (ii) 8,468 rentable square feet located on the third (3rd) floor (the “Expansion Premises A”), (iii) 7,766 rentable square feet located on the third (3rd) floor (the “Expansion Premises B”), and (iv) 15,976 rentable square feet located on the third (3rd) floor (the “New Expansion Premises”, and together with the Second Amendment Premises, the Expansion Premises A, and Expansion Premises B, the “Existing Premises”), located in the building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”);

WHEREAS, Tenant desires to increase the size of the Existing Premises and lease additional space in the Building consisting of approximately 36,359 rentable square feet on the second (2nd) floor of the Building (as shown on Exhibit A attached hereto the “Fourth Amendment Expansion Premises”); and

WHEREAS, Landlord and Tenant further agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:

1.	Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Amendment as if set forth herein in full.

2.	Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Amendment as if set forth herein in full.

3.	Capitalized Terms and Conflicts. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Amendment shall supersede and control.

4.	Addition of Fourth Amendment Expansion Premises. As of the later of the date Landlord delivers the Premises to Tenant in the condition required by this Section 4 or July 1, 2018 (the “Fourth Amendment Expansion Premises Commencement Date”), the Existing Premises shall hereby be expanded to include the Fourth Amendment Expansion Premises. Accordingly, as of the Fourth Amendment Expansion Premises Commencement Date: (a) the total premises to be leased by Tenant in the Building shall consist of approximately 98,502 rentable square feet (the “Resulting Premises”); and (b) all references in the Lease to the Premises shall mean the “Resulting Premises”. Landlord hereby agrees to deliver the Fourth Amendment Expansion Premises in broom-clean condition, free and clear of all occupants, tenants, and furniture on or before the Fourth Amendment Expansion Premises Commencement Date. The Fourth Amendment Expansion Premises Commencement Date shall not occur until Landlord delivers the Fourth Amendment Expansion Premises to Tenant in the condition required in the preceding sentence. Subject to Force Majeure (as such term is defined in Section 26.03 of the Lease), if Landlord does not deliver the Fourth Amendment Expansion Premises to Tenant on or before July 1, 2018, then Tenant shall receive a day-for-day abatement of Base Rent hereunder solely with respect to the Reduced Fourth Amendment Expansion Premises (as hereinafter defined) as a penalty for such delay for the period of time from July 1, 2018 until August 31, 2018. If Landlord does not deliver the Fourth Amendment Expansion Premises to Tenant on or before September 1, 2018, then, commencing on September 1, 2018 until the date Landlord delivers the Fourth Amendment Expansion Premises, Tenant shall receive an additional two (2) days’ credit for Base Rent hereunder for each day solely with respect to the Reduced Fourth Amendment Expansion Premises as a penalty for such delay. Landlord shall make good faith efforts to deliver the Fourth Amendment Expansion Premises to Tenant on or before July 1, 2018 (all such delay credits referred to in the two (2) immediately preceding sentences, the “Delay Rent Credits”). All accrued Delay Rent Credits shall be applied to the first amounts of Base Rent that actually accrue and are owed by Tenant with respect to the Fourth Amendment Expansion Premises strictly in accordance with the Base Rent table set forth in Section 6(e) herein. In the event Landlord does not deliver the Fourth Amendment Expansion Premises to Tenant in the condition required by this Section 4 by November 30, 2018, as extended due to delays caused by Tenant, but not delays caused by Force Majeure, Tenant shall have the right, but not the obligation, to terminate this Amendment on December 1, 2018, or thereafter, by written notice to Landlord given prior to Landlord’s delivery of the Fourth Amendment Expansion Premises to Tenant, in which event, the Delay Rent Credits shall cease to accrue as of the date of such notice to Landlord, and Tenant may apply up to a maximum amount of Two Hundred Twenty Five Thousand and 00/100 Dollars ($225,000.00) (the “Termination Delay Rent Credits Cap”) to Base Rent obligations as to the Existing Premises, and Tenant thereafter shall have no right, title, or interest to any such accrued Delay Rent Credits in excess of the Termination Delay Rent Credits Cap.

5.	Coterminous Lease Term. The term of the Lease with respect to the Fourth Amendment Expansion Premises shall be coterminous with the Term (as same may be extended pursuant to the terms and conditions of the Lease) with respect to the Existing Premises.

6.	Base Rent. From and after the Effective Date, Tenant shall pay Base Rent with respect to the Resulting Premises in accordance with the schedules below but otherwise in accordance with the terms and conditions of the Lease.

a.	Base Rent for Second Amendment Premises. From and after the Effective Date, Tenant shall pay Base Rent with respect to the Second Amendment Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period (Months)	Monthly Base Rent	Annual Base Rent
Effective Date – November 30, 2018	$71,090.88	$853,090.50	*
December 1, 2018 – November 30, 2019	$72,338.08	$868,057.00
December 1, 2019 – November 30, 2020	$73,585.29	$883,023.50
December 1, 2020 – November 30, 2021	$74,832.50	$897,990.00
December 1, 2021 – September 30, 2022	$78,574.13	$942,889.50	*
October 1, 2022 – September 30, 2023	$93,540.63	$1,122,487.50
October 1, 2023 – September 30, 2024	$96,035.04	$1,152,420.50
October 1, 2024 – September 30, 2025	$98,529.46	$1,182,353.50

*	Annualized figure.

b.	Base Rent for Expansion Premises A. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to the Expansion Premises A in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent	Annual Base Rent
Effective Date – September 30, 2018	$20,817.17	$249,806.00	*
October 1, 2018 – September 30, 2019	$21,170.00	$254,040.00
October 1, 2019 – September 30, 2020	$21,522.83	$258,274.00
October 1, 2020 – September 30, 2021	$21,875.67	$262,508.00
October 1, 2021 – September 30, 2022	$22,228.50	$266,742.00
October 1, 2022 – September 30, 2023	$26,462.50	$317,550.00
October 1, 2023 – September 30, 2024	$27,168.17	$326,018.00
October 1, 2024 – September 30, 2025	$27,873.83	$334,486.00

*	Annualized figure.

c.	Base Rent for Expansion Premises B. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to the Expansion Premises B in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent	Annual Base Rent
Effective Date – September 30, 2018	$19,091.42	$229,097.00	*
October 1, 2018 – September 30, 2019	$19,415.00	$232,980.00
October 1, 2019 – September 30, 2020	$19,738.58	$236,863.00
October 1, 2020 – September 30, 2021	$20,062.17	$240,746.00
October 1, 2021 – September 30, 2022	$20,385.75	$244,629.00
October 1, 2022 – September 30, 2023	$24,268.75	$291,225.00
October 1, 2023 – September 30, 2024	$24,915.92	$298,991.00
October 1, 2024 – September 30, 2025	$25,563.08	$306,757.00

**	Annualized figure.

d.	Base Rent for New Expansion Premises. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to the New Expansion Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent	Annual Base Rent
NEP Rent Commencement Date (as defined in the Third Amendment) – September 30, 2018	$43,268.33	$519,220.00	*
October 1, 2018 – September 30, 2019	$44,599.67	$535,196.00
October 1, 2019 – September 30, 2020	$45,931.00	$551,172.00
October 1, 2020 – September 30, 2021	$47,262.33	$567,148.00
October 1, 2021 – September 30, 2022	$48,593.67	$583,124.00
October 1, 2022 – September 30, 2023	$49,925.00	$599,100.00
October 1, 2023 – September 30, 2024	$51,256.33	$615,076.00
October 1, 2024 – September 30, 2025	$52,587.67	$631,052.00

*	Annualized figure
**	During the entire Term of the Lease, including any free Base Rent period as applicable, Tenant shall be responsible for payment of Additional Rent, including, without limitation, charges for electricity as set forth in Section 7.02 of the Lease.

e.	Base Rent for Fourth Amendment Expansion Premises. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to the Fourth Amendment Expansion Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent		Annual Base Rent
Fourth Amendment Free Rent Period	$0.00	*	$0.00	*
FAEP Rent Commencement Date – until the date that is six (6) months following said date (see footnote *** below)	$57,248.71	***	$686,984.50	**^
Month 7 – September 30, 2019	$101,502.21		$1,218,026.50^
October 1, 2019 – September 30, 2020	$104,532.13		$1,254,385.50
October 1, 2020 – September 30, 2021	$107,562.04		$1,290,744.50
October 1, 2021 – September 30, 2022	$110,591.96		$1,327,103.50
October 1, 2022 – September 30, 2023	$113,621.88		$1,363,462.50
October 1, 2023 – September 30, 2024	$116,651.79		$1,399,821.50
October 1, 2024 – September 30, 2025	$119,681.71		$1,436,180.50

*	During the entire Term of the Lease, including any free Base Rent period as applicable, Tenant shall be responsible for payment of Additional Rent, including, without limitation, charges for electricity as set forth in Section 7.02 of the Lease; provided, however, that with respect to the Fourth Amendment Expansion Premises, charges shall not accrue and Tenant shall not be responsible for payment of Additional Rent, including, without limitation, charges for electricity as set forth in Section 7.02 of the Lease, until the occurrence of the Fourth Amendment Expansion Premises Commencement Date.
**

“Fourth Amendment Free Rent Period” shall commence on the Fourth Amendment Expansion Premises Commencement Date and continue through the day immediately preceding the “FAEP Rent Commencement Date”, which shall be the earlier of (i) one (1) month after the date of Substantial Completion (as defined below) of Tenant’s Fourth Amendment Expansion Premises Work, or (ii) either December 1, 2018 or, if the Fourth Amendment Expansion Premises Commencement Date occurs on or after July 10, 2018, then the one hundred fifty-third (153rd) day following the Fourth Amendment Expansion Premises Commencement Date. For the purposes of this Fourth Amendment, the term “Substantially Complete” or “Substantial Completion” shall mean, with respect to the Fourth Amendment Expansion Premises Work, such work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the Fourth Amendment Expansion Premises, and Tenant has obtained such evidence as is customarily provided by the City of Newton to lawfully occupy the Fourth Amendment Expansion Premises. In the event that Substantial Completion of Tenant’s Fourth Amendment Expansion Premises Work occurs on a date other than the first day of a calendar month, Tenant shall not be liable for the payment of Base Rent during the period of time beginning on Substantial Completion of Tenant’s Fourth Amendment Expansion Premises Work and ending on the date that is thirty (30) days following the Substantial Completion of Tenant’s Fourth Amendment Expansion Premises Work. Thereafter, Base Rent for such partial calendar month shall be pro-rated through the final day of such calendar month and for subsequent months Base Rent shall commence on the first day of each calendar month, all in accordance with the Base Rent tables set forth herein, and otherwise in accordance with the terms and conditions of the Lease.
***	For the period of time commencing on the FAEP Rent Commencement Date until the date that is six (6) months following said date, Tenant shall be responsible for the payment of Base Rent to Landlord for only a portion of the Fourth Amendment Expansion Premises, such portion consisting of a total of 20,507 rentable square feet (the “Reduced Fourth Amendment Expansion Premises”).
^	Annualized figure.

7.	Tenant’s Pro Rata Share. Effective as of the Fourth Amendment Expansion Premises Commencement Date, Tenant’s Pro Rata Share with respect to (i) the Fourth Amendment Expansion Premises shall be 15.05%, (ii) the Existing Premises shall be 25.72%, and (iii) the Resulting Premises shall be 40.77%.

8.	Fourth Amendment Expansion Premises Base Year Expenses and Taxes.

a.	Tenant shall continue to pay its Pro Rata Share of increases to Expenses and Taxes in accordance with the terms of the Lease; provided, however, that with respect to the Resulting Premises, for the period commencing on the Fourth Amendment Expansion Premises Commencement Date and ending on Lease expiration:

i.	With respect to the Resulting Premises, Base Year Expenses shall be actual Expenses incurred with respect to the period commencing on January 1, 2018 and ending on December 31, 2018; and

ii.	With respect to the Resulting Premises, Base Year Taxes shall be actual Taxes for the twelve-month period commencing on July 1, 2018 and ending on June 30, 2019.

b.

The provisions of Section 11.b of the Third Amendment shall continue to apply with respect to the Resulting Premises as increased by the Fourth Amendment Expansion Premises, that is, notwithstanding anything to the contrary contained in the Lease or herein, commencing on the New Expansion Premises Commencement Date, Tenant’s Pro Rata Share of increases to Expenses (as adjusted based on 95% occupancy in accordance with Exhibit B, Section 2.03 of the Lease) shall not exceed Tenant’s Pro Rata Share of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year, as such Controllable Operating Expenses may be increased by no more than four percent (4%) per calendar year on a cumulative and compounded basis. For purposes hereof,

“Controllable Operating Expenses” shall mean all Expenses other than Taxes, insurance premiums, and utility costs and utility expenses. Tenant’s audit rights provided for in Exhibit B, Section 4 of the Lease shall include the right to inspect any of Landlord’s records necessary to verify the increase in any Controllable Operating Expenses as described herein.

c.	Unless otherwise modified herein, Tenant shall pay its Pro Rata Share of Expenses and Taxes in accordance with all terms and conditions of the Lease, including, without limitation, Section 11 of the Third Amendment. Beginning on the Fourth Amendment Expansion Premises Commencement Date, the Base Year for Expenses and Taxes with respect to the Existing Premises shall change to be the same as the Base Years for Expenses and Taxes with respect to the Fourth Amendment Expansion Premises.

9.	Condition of Existing Premises. Tenant acknowledges that Tenant is in possession of the Existing Premises and accepts the same “as is”, without any obligation on the part of Landlord to refurbish the Existing Premises, and without any representation by Landlord to Tenant as to the condition of the Existing Premises or the Building, and Tenant is satisfied with the condition of the Existing Premises as it relates to the suitability of the Existing Premises for Tenant’s purposes. Nothing contained herein shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease.

10.	Condition of Fourth Amendment Expansion Premises. Tenant shall perform Tenant’s Fourth Amendment Expansion Premises Work described on Exhibit B (“Fourth Amendment Work Letter”), and Exhibit B-1 attached hereto, and incorporated herein by reference. The Fourth Amendment Work Letter shall govern the Tenant’s Fourth Amendment Expansion Premises Work and Landlord’s provision of the Fourth Amendment Expansion Premises TI Allowance. Landlord shall deliver the Fourth Amendment Expansion Premises with all structural elements of the Building and all mechanical, electrical and plumbing systems in good operating condition and repair. Tenant acknowledges that Tenant has examined the Fourth Amendment Expansion Premises, and, upon delivery by Landlord in the condition required by Section 4 of this Amendment, accepts the same “as is”, without any obligation on the part of Landlord to refurbish the Fourth Amendment Expansion Premises, and without any representation by Landlord to Tenant as to the condition of the Fourth Amendment Expansion Premises or the Building, and Tenant is satisfied with the condition of the Fourth Amendment Expansion Premises as it relates to the suitability of the Fourth Amendment Expansion Premises for Tenant’s purposes. Nothing contained herein shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease. Notwithstanding the foregoing, Landlord will deliver the Fourth Amendment Expansion Premises in conformity with all applicable building codes, permits, laws and regulations, including, without limitation, Americans with Disabilities Act. Landlord would also be responsible, at its expense, for any necessary improvements to the Building to deliver the Fourth Amendment Expansion Premises to comply with Americans with Disabilities Act requirements prior to the Fourth Amendment Expansion Premises Commencement Date, including the restroom facilities.

11.	Resulting Premises Floor Plan. As of the Fourth Amendment Expansion Premises Commencement Date, the Resulting Premises Floor Plan attached to the Third Amendment shall be deleted and removed in its entirety and replaced with the Resulting Premises Floor Plan attached hereto as Exhibit A.

12.	Right of First Refusal.

a.	Subject to the terms and conditions set forth below and subject to the existing rights, if any, of other tenants or occupants in the Building or other buildings owned by Landlord with respect to the ROFR Space (defined below), all of such existing rights described in this sentence being listed on Exhibit C attached hereto and made a part hereof, Tenant shall have an ongoing “Right of First Refusal” to lease any space on the third (3rd) floor of the Building (the “ROFR Space”).

b.	If Tenant shall timely exercise its Right of First Refusal for such ROFR Space strictly in accordance with this Section 12, then the term of the Lease with respect to the Resulting Premises shall be for the same term as contained in the Offer (as hereinafter defined) with respect to the ROFR Space, such ROFR Amendment (as hereinafter defined) to incorporate all such terms and conditions relating to both the Resulting Premises and the ROFR Space.

c.

If Landlord receives a bona fide offer (the “Offer”) from a prospective tenant to lease all or any part of the ROFR Space, Landlord shall give Tenant written notice of such fact. Landlord’s notice shall specify all material terms and conditions of the Offer. Tenant, by written notice to Landlord, will notify Landlord within five (5) Business Days of Landlord’s notice if Tenant wishes to lease such ROFR Space from Landlord on the terms and conditions so specified in the Offer. If the term for the ROFR Space set forth in the Offer is longer than the current Term under the Lease, Tenant shall lease such ROFR Space and the Resulting Premises for the term set forth in the Offer, in which event the term for the Resulting Premises shall extend to be coterminous with the ROFR Space. If Tenant notifies Landlord that it wishes to lease the ROFR Space, Landlord and Tenant shall execute an amendment to this Lease in a form provided by Landlord incorporating the ROFR Space into the Resulting Premises upon the terms contained in the Offer within ten (10) Business Days of Tenant receipt of the draft amendment from Landlord (the “ROFR Amendment”), and the term of the Lease with respect to the Resulting Premises shall be for the same term as contained in the Offer with respect to the ROFR Space, and the amendment shall contain any other specific terms of the Offer (including terms relating to the Resulting Premises) that are inconsistent with the then terms of this Lease. If Tenant exercises the Right of First Refusal, Landlord will deliver such space to Tenant at the time the space was to be delivered to the prospective tenant under the Offer. If Tenant fails to notify Landlord within said five (5) Business Day period that Tenant intends to lease such ROFR Space, or fails to execute a lease amendment for such ROFR Space within ten (10) Business Days of Tenant’s receipt of a draft lease amendment from Landlord (provided Landlord worked in good faith and with diligence to attempt to reach agreement with Tenant on the lease amendment), Tenant shall be deemed to have waived its rights with respect to the ROFR Space and Landlord shall be entitled to lease, at its sole discretion and without any further notice to Tenant, in whole or in part, the ROFR Space to the prospective tenant identified in such Offer on the terms set forth in the Offer or on terms for a Net Effective Rate (as defined hereinafter) which is not lower than that offered to Tenant pursuant to the Offer by more than seven and one-half percent (7.5%); it being hereby agreed that, as used herein, the term “Net Effective Rate” shall mean the actual rental rate to be received per year, on the average, during the proposed term determined by deducting from the face rental value for the term thereof the dollar value of all inducements, free rent, tenant improvements and other concessions proposed to be given.

d.	Notwithstanding any contrary provision of this Section or any other provision of the Lease, any Right of First Refusal and any exercise by Tenant of any Right of First Refusal shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Refusal and on the commencement date of the amendment for the ROFR Space (i) the Lease is in full force and effect and (ii) no Default has occurred under the Lease and (iii) Tenant shall not have assigned the Lease, nor subleased more than thirty-three percent (33%) of the total rentable square footage of the Resulting Premises.

13.	Extension Option. Landlord and Tenant hereby acknowledge and agree that Tenant shall retain the right to extend the Term of the Lease for the Resulting Premises then demised to Tenant in accordance with the terms and conditions set forth in Section 1 (Extension Option) of Exhibit F of the Lease.

14.	Electricity. Tenant shall continue to pay electricity charges for the Existing Premises as set forth in Section 7.02 of the Lease. Commencing on the Fourth Amendment Expansion Premises Commencement Date, Tenant shall pay electricity charges for the Fourth Amendment Expansion Premises in accordance with the provisions of Section 7.02 of the Lease.

15.	Parking. Effective as of the Fourth Amendment Expansion Premises Commencement Date, Tenant shall have the right to use on a non reserved, first come, first served basis, parking on the surface parking lot located adjacent to the Building at a ratio of three and two-tenths (3.2) vehicle spaces per each one thousand (1,000) rentable square feet of the Resulting Premises (equaling three hundred fifteen (315) parking spaces for Tenant’s occupancy of 98,502 rentable square feet) and otherwise upon the same terms and conditions as specified in the Lease. There shall be no additional charges to Tenant for the parking rights granted herein or under this Lease.

16.

Security Deposit. As of the Effective Date, the amount of the Security Deposit shall be increased by $350,000.00 (the “Security Deposit Increased Amount”), for a total Security Deposit of $550,000.00 (the “New Security Deposit Amount”), subject to the terms and conditions contained herein and the Lease. From and after the Effective Date, all references in the Lease to the Security Deposit shall be deemed to refer to the “New Security Deposit Amount”. The Security Deposit Increased Amount shall be timely delivered to Landlord in the form of an irrevocable letter of credit in accordance with all terms and conditions of Section 6.01 of the Lease, and all other applicable provisions of the Lease. Provided that (x), there then exists no Default of Tenant, as defined in Section 18 of the Lease, and (y) Tenant is then in full compliance with its obligations under this Lease, and provided Tenant holds 65 million dollars in cash, cash equivalents, and short term investments in the aggregate (“Liquid Asset Test”), then there shall be a reduction in the Security Deposit Increased Amount in accordance with the schedule below (in the event Tenant exceeds 50 million dollars in the Liquid Asset Test, but does not meet the 65 million dollars threshold, the Tenant may present additional financial documentation to the Landlord and the parties will have a good faith discussion as to the reasonableness of reducing the Security Deposit Increased Amount.

a.	On January 1, 2021, the Security Deposit Increased Amount shall be reduced by $150,000.00, and that amount shall be returned to Tenant; and
b.	On January 1, 2022, the Security Deposit Increased Amount shall be reduced by $100,000.00, and that amount shall be returned to Tenant.

In the event that Tenant does not meet the Liquid Asset Test on January 1, 2021 and the Security Deposit Increased Amount is not reduced, but Tenant does meet the Liquid Asset Test on January 1, 2022, the Security Deposit Increased Amount shall be reduced by $150,000.00, and that amount shall be returned to Tenant.

17.	Signage. Notwithstanding any provision of the Lease to the contrary, Landlord shall install, at Landlord’s sole cost and expense, all Tenant identification and suite number signage in the lobby of the Building and in the Fourth Amendment Expansion Premises, such signage to be to be consistent with that for other tenants in the Building and in accordance with all lawful ordinances, regulations and orders of governmental authority, and subject to Landlord’s reasonable approval.

18.	Brokers. Landlord and Tenant represent and warrant to the other that except for Jones Lang LaSalle and Newmark Knight Frank (the “Brokers”) they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section. Landlord will pay any commission due to the Brokers pursuant to its separate agreement with the Brokers.

19.	Representations.

a.	Landlord’s Representations. As of the Effective Date, Landlord hereby represents and warrants that: (a) to the best of Landlord’s knowledge all Building systems serving the Fourth Amendment Expansion Premises, including without limitation all building fire protection, HVAC, electrical, and mechanical systems, are in good working order; and (b) to the best of Landlord’s knowledge, the Fourth Amendment Expansion Premises is in conformity with all applicable building codes, permits, laws, and regulations, including, without limitation, the Americans with Disabilities Act.

b.	Tenant’s Representations. Tenant hereby represents and warrants, to best of Tenant’s knowledge, to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Existing Premises and is paying the Base Rent, Additional Rent and any other charges or sums due under the Lease with respect to the Existing Premises; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

20.	Hazardous Materials. Landlord represents that, as of the Effective Date, Landlord, to the best of its knowledge, has not received notice from any governmental agencies or other third parties alleging that the Building or Premises is in violation of any Laws or regulations relating to Hazardous Materials, which violation is still in effect, and, except as previously disclosed to Tenant in writing, Landlord, to the best of its knowledge, is not aware of any Hazardous Materials have been released upon any portion of the Property and remain unremediated. Landlord and Tenant’s obligations and responsibilities with respect to Hazardous Materials shall remain in accordance with Section 26.14 of the Lease.

21.	SNDA. As to any future mortgage, ground lease, and/or underlying lease or deed of trust, Landlord shall use commercially reasonable efforts to obtain from such mortgagee, ground lessor, or trustee therein a Nondisturbance Agreement (as such term is defined in Section 23 of the Lease) in accordance with and subject to the terms and conditions of the Lease.

22.	Ratification of Lease. Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified. In the event that any provision of this Amendment conflicts with the provisions of the Lease, the provisions of this Amendment shall control.

23.	Execution/Entire Agreement. This Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date set forth above.

LANDLORD:

AG-JCM WELLS AVENUE PROPERTY OWNER, LLC, a Delaware limited liability company

By:	/s/ Jay O. Hirsh
Name:	Jay O. Hirsh
Title:	Authorized Signatory

TENANT:

KARYOPHARM THERAPEUTICS INC., a Delaware corporation

By:	/s/ Christopher B. Primiano
Name:	Christopher B. Primiano
Title:	EVP, Chief Business Officer, General Counsel and Secretary

EXHIBIT A

RESULTING PREMISES FLOOR PLAN

See attached.

Ex. A

Exhibit A

EXTERIOR COURTYARD
ROOF BELOW
ROOF BELOW
ROOF BELOW
ROOF BELOW

KEY PLAN

KEY
- VACANT TENANT
- EXISTING TENANT
- BUILDING COMMON AREAS
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EXISTING CONDITIONS
2nd Fl - 36,359 RSF

TENANT LEASE PLAN
75-85-95 WELLS AVENUE NEWTON, MA

Jumbo Capital Management, LLC

Project No: 215275
Date: April 13, 2016
Drawn By: TAP

2nd Fl

BKA Architects, Inc.

EXHIBIT B

FOURTH AMENDMENT WORK LETTER

This Exhibit is attached to and made a part of the Fourth Amendment to Lease by and between AG-JCM Wells Avenue Property Owner, LLC, a Delaware limited liability company, (“Landlord”), and Karyopharm Therapeutics Inc., a Delaware corporation (“Tenant”), for space in the Building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”).

1. Tenant’s Fourth Amendment Expansion Premises Work. Subject to the terms of this Work Letter, other applicable provisions of this Amendment, the Lease, and Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, Tenant may engage its own architects, engineers, consultants, general contractor and subcontractors to perform certain commercially reasonable improvements (“Tenant’s Fourth Amendment Expansion Premises Improvements”) to the Fourth Amendment Expansion Premises in accordance with the Fourth Amendment Expansion Premises Plans (as hereinafter after defined) (“Tenant’s Fourth Amendment Expansion Premises Work”). Tenant may enter the Fourth Amendment Expansion Premises commencing on the Fourth Amendment Expansion Premises Commencement Date to perform Tenant’s Fourth Amendment Expansion Premises Work. Tenant’s Fourth Amendment Expansion Premises Work shall be performed in a good and workmanlike manner and in compliance with all applicable laws, as well as all terms and conditions of this Amendment and the Lease. As part of Tenant’s Fourth Amendment Expansion Premises Work, Tenant’s contractor shall use commercially reasonable efforts to mitigate sound emanating from the Fourth Amendment Expansion Premises and install appropriate ventilation so that Tenant’s use of the Fourth Amendment Expansion Premises shall minimize noise and/or odors being transmitted outside the Fourth Amendment Expansion Premises. Prior to commencing Tenant’s Fourth Amendment Expansion Premises Work, Tenant shall deliver to Landlord the plans (the “Fourth Amendment Expansion Premises Plans”), as described on Exhibit B-1 attached hereto, detailing Tenant’s Fourth Amendment Expansion Premises Work, and obtain Landlord’s approval of the same. Landlord’s approval of the Fourth Amendment Expansion Premises Plans shall not be unreasonably withheld, conditioned, or delayed. Before commencing Tenant’s Fourth Amendment Expansion Premises Work, Tenant shall (a) obtain (and deliver to Landlord copies of) all required permits and authorizations of any state, federal or municipal governing body for such work, and (b) deliver to Landlord certificates (in form reasonably acceptable to Landlord) evidencing the following insurance coverages from each contractor and subcontractor: (i) worker’s compensation insurance covering all persons to be employed in the performance of Tenant’s Fourth Amendment Expansion Premises Work, and (ii) commercial general liability insurance on a primary and non-contributory basis with a limit of liability reasonably approved by Landlord, and with contractual liability coverage, naming Landlord, Landlord’s managing agent, Landlord’s property manager and any designated mortgagee of the Building as additional insureds, and (iii) builders risk insurance for the full value of Tenant’s Fourth Amendment Expansion Premises Work performed by such contractor and subcontractor.

(a) Any reasonable out-of-pocket expenses incurred by Landlord in connection with Landlord’s review of the Fourth Amendment Expansion Premises Plans and inspection of Tenant’s Fourth Amendment Expansion Premises Work, including outside experts retained by Landlord for that purpose shall be included in the Fourth Amendment Expansion Premises TI Allowance (as

Ex. B

hereinafter defined) after Landlord provides to Tenant a written invoice detailing such charges and proposed deduction from the Fourth Amendment Expansion Premises TI Allowance. Landlord’s consent to Tenant’s Fourth Amendment Expansion Premises Work and Landlord’s approval of the Fourth Amendment Expansion Premises Plans shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of this Amendment and the Lease, and shall not constitute any representation or warranty by Landlord regarding the adequacy for any purpose of Tenant’s Fourth Amendment Expansion Premises Work or the Fourth Amendment Expansion Premises Plans or their compliance with applicable law, and shall not relieve Tenant from obtaining Landlord’s express written approval to revisions thereto. Promptly after completion of Tenant’s Fourth Amendment Expansion Premises Work, Tenant shall, at Tenant’s expense, obtain and deliver to Landlord copies of all sign-offs, letters of completion, approvals and certificates of any government authority required upon the completion of Tenant’s Fourth Amendment Expansion Premises Work and “as-built” plans and specifications for Tenant’s Fourth Amendment Expansion Premises Work prepared as reasonably required by Landlord.

(b) If, in connection with Tenant’s Fourth Amendment Expansion Premises Work or any other act or omission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation of any applicable law, is filed against Landlord or all or any part of the Building or Property (as such term is defined in Section 1.15 of the Lease), Tenant shall, at Tenant’s expense, have such lien removed by bonding or otherwise within thirty (30) days after Tenant receives notice of the filing.

(c) All construction managers, contractors and subcontractors performing work for which a license is required by applicable laws, shall be licensed by the appropriate government authorities and approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord’s approval of such construction managers, contractors and subcontractors shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of this Amendment and the Lease, shall not constitute any warranty by Landlord regarding the adequacy, professionalism, competence or experience of the approved construction manager, contractor, or subcontractor, and shall not relieve Tenant from obtaining Landlord’s express prior written approval if Tenant seeks to employ any other or additional construction manager, contractor or subcontractor. Promptly following completion of the Tenant’s Fourth Amendment Expansion Premises Work, Tenant shall furnish to Landlord lien waivers and releases, in form reasonably satisfactory to Landlord, from all construction managers, contractors, subcontractors, and materialmen furnishing work, services or materials in connection with Tenant’s Fourth Amendment Expansion Premises Work.

(d) At Tenant’s request, Landlord shall join in any applications for any authorizations required from any government authority in connection with Tenant’s Fourth Amendment Expansion Premises Work to which Landlord has consented, and otherwise cooperate with Tenant in connection with Tenant’s Fourth Amendment Expansion Premises Work, but Landlord shall not be obligated to incur any out-of-pocket expense or obligation in connection with any such applications or cooperation.

Ex. B

(e) Tenant shall not place a load on any floor of the Fourth Amendment Expansion Premises exceeding the floor load per square foot placed on any portion of the Existing Premises prior to the date hereof and which is allowed by any applicable laws.

(f) Tenant shall be liable for any damage caused to any part of the Building, including its fixtures and equipment, arising from, or as a result of, Tenant’s Fourth Amendment Expansion Premises Work and/or its installation and/or removal of its signs. If Tenant performs with Landlord’s approval any work on the roof of the Building (for example, in connection with repair, maintenance, or installation of any air conditioning system), Tenant shall use only a contractor approved by Landlord for such work and shall not do or cause anything to be done which would invalidate Landlord’s then effective roof warranty for the Building. Tenant shall also be responsible for promptly repairing (including any necessary replacement) any damage to the roof or Building caused by such work; provided that Landlord may, at its option, upon seven (7) Business Days’ written notice to Tenant, complete any such repair or replacement, in which event Tenant shall reimburse Landlord for all actual and reasonable out-of-pocket costs incurred by Landlord in connection therewith within thirty (30) days after Tenant is billed therefor.

(g) On or before the expiration date of the Lease or sooner termination of the Lease, if applicable, Tenant shall, at Tenant’s expense, remove from the Building (a) all Tenant’s Fourth Amendment Expansion Premises Improvements which Landlord designates for removal in a notice given by Landlord to Tenant at the time of Landlord’s approval of the plans for such Fourth Amendment Expansion Premises Improvements, provided, however, that in no event shall Landlord require the removal of Fourth Amendment Expansion Premises Improvements that consist of standard office improvements; and (b) Tenant’s trade fixtures, equipment and personal property which are removable without material damage to the Tenant’s Fourth Amendment Expansions Premises or the Building (“Tenant’s Fourth Amendment Expansion Premises Property”). Tenant shall repair any damage to the Fourth Amendment Expansion Premises, and/or the Property, caused by the installation or removal of Tenant’s Fourth Amendment Expansion Premises Property, signs or Tenant’s Fourth Amendment Expansion Premises Improvements. Except as expressly provided in this Section, Tenant’s Fourth Amendment Expansions Premises Improvements shall not be removed. Any Tenant’s Fourth Amendment Expansion Premises Property or Tenant’s Fourth Amendment Expansion Premises Improvements that Tenant was required to remove and which is not removed by Tenant by the expiration date of the Lease or sooner termination of the Lease shall be deemed abandoned and may, at Landlord’s option, be retained as Landlord’s property or disposed of by Landlord at Tenant’s expense.

2. Fourth Amendment Expansion Premises TI Allowance.

(a) Subject to the terms of this Section and the Lease, Landlord shall reimburse or credit to Tenant, as applicable, up to a maximum contribution of One Million Three Hundred Ninety-Nine Thousand Eight Hundred Twenty-One and 50/100 Dollars ($1,399,821.50) (the “Fourth Amendment Expansion Premises TI Allowance”). The Fourth Amendment Expansion Premises TI Allowance will be provided as a reimbursement of money actually expended by Tenant. In lieu of reimbursement, at Tenant’s option, the Fourth Amendment Expansion Premises TI Allowance shall be paid to Tenant, or at Tenant’s election directly to the contractor, in installments (with five percent (5%) retainage), as construction progresses no more frequently than once every thirty (30)

Ex. B

day period as certified by Tenant’s architect pursuant to AIA Document G702-1992, Application and Certificate for Payment. Landlord shall fund each installment to Tenant, or at Tenant’s election, directly to the contractor within thirty (30) days following Landlord’s receipt of Tenant’s written draw request, accompanied by a certification of the construction progress to date from Tenant’s architect and supporting detail for the costs incurred and paid by Tenant reasonably acceptable to Landlord. Subject strictly to the Fourth Amendment Expansion Premises TI Allowance Deadline (as hereinafter defined), the final installment of the Fourth Amendment Expansion Premises TI Allowance shall be paid to Tenant, or at Tenant’s election directly to the contractor within thirty (30) days Landlord’s receipt of Tenant’s written request therefor, accompanied by a certificate of final completion from Tenant’s architect, a final lien waiver from the contractor and, if to be funded to Tenant, supporting detail for the costs incurred and paid by Tenant reasonably acceptable to Landlord. In the event Tenant completes the Fourth Amendment Expansion Premises Work after the Fourth Amendment Expansion Premises TI Allowance Deadline, Tenant shall furnish to Landlord such documents in accordance with the immediately preceding sentence on the date Tenant completes such Fourth Amendment Expansion Premises Work. The Fourth Amendment Expansion Premises TI Allowance may be applied by Tenant for the following: costs of design, preparation, renovation and construction of the Fourth Amendment Expansion Premises in connection with Tenant’s Fourth Amendment Expansion Premises Work (the “Hard Costs”). Tenant may use up to a maximum of Two Hundred Ninety Thousand Eight Hundred Seventy-Two and 00/100 Dollars ($290,872.00) towards non-building related costs, including, without limitation, permitting, space plans, moving, and the purchase of Tenant’s furniture, fixtures, and equipment (however, specifically excluding Base Rent), such amount, as applicable, to be deducted from the Fourth Amendment Expansion Premises TI Allowance (the “Soft Costs”); provided, however, that any portion of the Fourth Amendment Expansion Premises TI Allowance that exceeds the cost of the Tenant’s Fourth Amendment Expansion Premises Work or is otherwise remaining after September 30, 2019 (the “Fourth Amendment Expansion Premises TI Allowance Deadline”) shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any costs of Tenant’s Fourth Amendment Expansion Premises Work in excess of the Fourth Amendment Expansion Premises TI Allowance and shall pay for any out-of-pocket costs in excess of the Fourth Amendment Expansion Premises TI Allowance expended by Landlord for Tenant’s Fourth Amendment Expansion Premises Work.

In addition, Tenant may use any Landlord allowances remaining under the Third Amendment, if any, including, and limited to, the Existing Premises TI Allowance, the New Expansion Premises TI Allowance, and Landlord’s Plans Contribution (as such terms are defined in the Third Amendment), up to a maximum amount of $346,252.50 in the aggregate for Tenant’s performance of Tenant’s Fourth Amendment Expansion Premises Work. Such amounts in connection with the immediately preceding sentence may be used by Tenant solely for the Hard Costs incurred by Tenant with respect to the Fourth Amendment Expansion Premises Work. For the purposes of clarity, any such amounts of the Existing Premises TI Allowance, the New Expansion Premises TI Allowance, or the Landlord’s Plans Contribution used by Tenant in connection with the immediately preceding two (2) sentences, as applicable, shall be reduced from the Existing Premises TI Allowance, the New Expansion Premises TI Allowance, or the Landlord’s Plans Contribution, as applicable. The right in the preceding sentence shall be in addition to and not in

Ex. B

lieu of Tenant’s right under Exhibit B, Section 2 of the Third Amendment to apply any outstanding portion of the Base Rent Credit Amount, if any, on the same terms and conditions otherwise applicable to the Base Rent Credit Amount, it being agreed that any portion of said Base Rent Credit Amount used by Tenant towards the Fourth Amendment Expansion Premises Work shall be reduced from said Base Rent Credit Amount.

(b) Provided Tenant has delivered to Landlord documentation detailing the applicable costs, including, without limitation, invoices, bills or statements for the work completed or services rendered, and the materials and supplies used, Landlord shall make payment directly to Tenant within a commercially reasonable time period for the Fourth Amendment Expansion Premises TI Allowance.

(c) In addition to the Fourth Amendment Expansion Premises TI Allowance, Landlord shall contribute (i) a maximum amount of Five Thousand Four Hundred Fifty-Three and 85/100 Dollars ($5,453.85) (i.e., $0.15 per rentable square foot of the Fourth Amendment Expansion Premises) (“Landlord’s Electrical Contribution”) towards Tenant’s removal of any wiring and cabling in the Fourth Amendment Expansion Premises, and (ii) Four Thousand Three Hundred Sixty-Three and 08/100 Dollars ($4,363.08) (i.e., $0.12 per rentable square foot of the Fourth Amendment Expansion Premises) (the “Landlord’s Fourth Amendment Plans Contribution”) towards the cost of the Fourth Amendment Expansion Premises Plans. Landlord shall reimburse Tenant for Landlord’s Fourth Amendment Plans Contribution and Landlord’s Electrical Contribution within thirty (30) days of the Fourth Amendment Expansion Premises Commencement Date, provided that Tenant has delivered to Landlord documentation detailing the applicable costs, including, without limitation, invoices, bills or statements for the work completed or services rendered, and the materials and supplies used.

Ex. B

EXHIBIT B-1

FOURTH AMENDMENT EXPANSION PREMISES PLANS

Ex. B-1

Exhibit B1

EXHIBIT C

EXISTING RIGHTS WITH RESPECT TO ROFR SPACE

None.